Exhibit 99.1

Health Systems Solutions Announces First Quarter 2008 Financial Results

•	Revenue of $2.95 million for Q1 2008, an 86% increase compared to Q1 2007;
•	Gross profit of $977,000 for Q1 2008, a 171% increase compared to Q1 2007;
•	HSS was awarded new business by Philips Healthcare for its global organization;
•	Performance Advisors, the consulting arm of HSS, began generating revenues in Q1 while continuing to build a pipeline for the rest of 2008.

Tampa, FL  -  May 16, 2008 - Health Systems Solutions, Inc. (OTCBB: HSSO), a technology provider of software solutions for the healthcare industry, today announced financial results for the first quarter ended March 31, 2008. The Company reported total revenue of $2.95 million, compared to $1.59 million for the first quarter of 2007, an increase of $1.36 million, or 86%.

“Our strategic vision is being realized as evidenced by several new initiatives bearing fruit in the first quarter,” stated Stan Vashovsky, Chairman and Chief Executive Officer of Health Systems Solutions. "We were successful on several fronts, winning new business from Philips Healthcare, our largest customer, by entering into a new agreement to provide software solutions for their global operations, as well as implementing consulting services with our newly formed Performance Advisors Group and generating revenue during the quarter. The success of HSS will be driven by our ability to meet our clients’ needs with innovative solutions that leverage our unique expertise and entrepreneurial culture.”

First Quarter 2008 Financial Results
Revenues were $2.95 million for the quarter ended March 31, 2008, compared to $1.59 million for the same period of 2007, an increase of $1.36 million, or 86%. The increase in revenue is primarily the result of the addition of our Technology Solutions and Consulting groups that generated $1.77 million, or 60%, of revenue.

Gross profit was $977,000 for the quarter ended March 31, 2008, compared to $360,000 for the same period of 2007, an increase of $617,000 or 171%. For the quarter ended March 31, 2008, gross margin was 33%, up from 23%, or 10 percentage points, for the first quarter of 2007. The increase in gross margin is the result of an increase in sales of higher-margin Technology Solutions services and a reduction in software amortization costs.

Research and development costs decreased $74,000, or 21%, to $284,000 for the first quarter 2008 compared to the same period in 2007. The decrease in development costs was primarily attributable to reductions in labor, consulting costs and related overhead expenses.

Selling expenses were $332,000 for the quarter ended March 31, 2008, compared to $525,000 in the first quarter 2007, a decrease of $194,000, or 37%. The decrease in selling expenses was primarily attributable to reductions in the sales force while leveraging other personnel to concentrate on acquiring larger customers.

General and administrative expenses were $1.22 million for the quarter ended March 31, 2008, compared with $440,000 for the same period of 2007, an increase of $780,000, or 178%. The increase in general and administrative expenses was primarily attributable to increased wages and other benefits related to the new management and administrative support staff.

Health Systems Solutions reported a net loss applicable to common shareholders of $979,000, or $0.13 per basic and diluted share, for the three months ended March 31, 2008 compared with a net loss applicable to common shareholders of $1.20million, or $0.19 per basic and diluted share, for the same period of 2007. The improvement in net loss of $224,000, or 19%, is the result of increased sales offset by investments in personnel and other infrastructure-related expenses and no deemed dividend recorded during the quarter.

“As we execute our strategic growth plan throughout the rest of 2008, we will focus on containing expenses, increasing margins and building the infrastructure to support a much larger company,” Mr. Vashovsky concluded. “We’ve sacrificed short-term margins to re-invest cost savings in laying a foundation that can support sustained growth for the future. We are pleased with our top-line growth, but remain focused on our ultimate goal of generating high-margin, sustainable profitability.”

About Health Systems Solutions, Inc.
HSS is a technology and services company dedicated to bringing innovation to the health care industry. Our objective is to leverage current and next-generation technologies to offer value-added products and services which will generate improved clinical, operational and financial outcomes for our clients. The HSS portfolio of products and services extends across many segments of health care including home health care, medical staffing, acute and post-acute facilities, and telehealth/telemedicine, grouped into three segments: technology solutions, software and consulting.

Safe Harbor
Health Systems Solutions makes forward-looking statements in this press release which represent our expectations or beliefs about future events and financial performance. Forward-looking statements are identifiable by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties, including the risks described in our Annual Report on Form 10-K for the period ended December 31, 2007 and other filings we make with the Securities and Exchange Commission. In addition, actual results could differ materially from those suggested by the forward-looking statements, and therefore you should not place undue reliance on the forward-looking statements. We do not make any commitment to revise or update any forward-looking statements to reflect events or circumstances occurring or existing after the date of any forward-looking statement is made.

For more information on HSS:
Michael G. Levine, Chief Financial Officer & Executive Vice President
Michael.Levine@hssglobal.com
(212) 798-9405

HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
 March 31, 2008 and December 31, 2007
(Unaudited)

	2008	2007
ASSETS
Current assets:
Cash	$342,226	$1,218,620
Accounts receivable, net of allowance for doubtful accounts of $165,691 and $234,801	908,537	898,928
Prepaids and other current assets	186,646	138,890
Total current assets	1,437,409	2,256,438
Property and equipment, net of accumulated depreciation and amortization of $692,651 and $635,459	432,170	442,879
Security deposits and other assets	96,278	96,278
Deferred financing cost, net of accumulated amortization of $47,127 and $28,332	254,809	273,604
Total assets	$2,220,666	$3,069,199

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
Current portion of capital lease obligation	$24,394	$23,932
Accounts payable	604,165	639,881
Accrued expenses	1,363,923	1,404,310
Deferred revenue	1,074,368	962,788
Client deposits	86,059	96,350
Note payable - bank	229,000	229,000
Total current liabilities	3,381,909	3,356,261
Capital lease obligation, net of current portion	34,414	40,705
Total liabilities	3,416,323	3,396,966
Stockholders’ deficiency:
Preferred Stock - 15,000,000 shares authorized;Series C Convertible - 4,625,000	9,250,000	9,250,000
shares issued and outstanding Series D Convertible - 837,500 issued and outstanding	1,675,000	1,675,000
Common Stock $.001 par value - 150,000,000 shares authorized; 7,365,361 issued and outstanding	7,365	7,365
Additional paid-in capital	14,542,482	14,431,040
Accumulated deficit	(26,670,504)	(25,691,172)
Total stockholders' equity deficiency	(1,195,657)	(327,767)

Total liabilities and stockholders' deficiency	$2,220,666	$3,069,199

HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATION
For The Three Months Ended March 31,
(Unaudited)

	2008	2007
Net sales	$2,950,866	$1,586,106
Cost of sales	1,974,295	1,226,119
Gross profit	976,571	359,987

Operating expenses
Selling and marketing	331,601	525,361
Research and development	284,244	357,903
General and administrative	1,220,012	439,589
Depreciation and amortization	57,192	36,353
Impairment of development costs	39,975	—
Interest	22,879	25,887

Total operating expenses	1,955,903	1,385,093

Net loss	(979,332)	(1,025,106)

Deemed preferred stock dividend	—	177,937

Net loss applicable to common shareholders	$(979,332)	$(1,203,043)

Basic and diluted net loss per share	$(0.13)	$(0.19)

Basic and diluted weighted average shares outstanding	7,365,361	6,394,882

HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For The Three Months Ended March 31,
(Unaudited)

	2008	2007
Cash flows from operating activities:
Net loss	$(979,332)	$(1,025,106)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation expense	111,442	9,988
Depreciation and amortization of property and equipment	57,192	36,353
Amortization of software development costs	—	439,056
Amortization of deferred finance cost	18,795	—
Impairment of software development costs	39,975	—
Changes in operating assets and liabilities:
Accounts receivable	59,502	134,704
Allowance for doubtful accounts	(69,111)	(127,970)
Royalties and referral fees receivable	—	3,000
Prepaid expenses and other current assets	(47,757)	(7,225)
Security deposits	—	500
Accounts payable	(35,716)	(129,630)
Accrued expenses	(40,389)	(61,470)
Deferred revenue	111,581	(55,407)
Reserve for client refunds	—	120,906
Client deposits	(10,290)	9,406
Net cash used in operating activities	(784,108)	(652,895)

Cash flow from investing activities:
Purchase of CareKeeper Software, Inc.	—	(198,113)
Purchase of property and equipment	(46,482)	(46,441)
Increase in software development costs	(39,975)	(254,386)
Net cash used in investing activities	(86,457)	(498,940)

Cash flow from financing activities:
Repayment of capital leases	(5,829)	(4,730)
Proceeds from the exercise of warrants	—	285
Proceeds form the issuance of preferred stock	—	1,300,000
Net cash provided by (used in) financing activities	(5,829)	1,295,555

Net change in cash	(876,394)	143,720
Cash, beginning of period	$1,218,620	$558,764
Cash, at end of period	$342,226	$702,484

Supplemental cash flow data:
Cash paid during the period for interest expense	$5,378	$25,887
Issuance of common stock to members of an acquired company	$—	$25,432
Increase in software development costs as a result of an accrued earn out payment to sellers of an acquired company	$39,975	$—
Deemed dividends on issuance of preferred stock	$—	$177,937